Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fidelity National Information Services, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-63342, 333-103266, 333-131601, 333-131602, 333-132844, 333-132845, 333-138654, 333-146080, 333-157575, 333-158960, 333-162262, 333-190793, 333-132844, 333-206214, 333-206832 and 333-208266) and Forms S-3 (No. 333-131593 and 333-187047) of Fidelity National Information Services, Inc. and subsidiaries (the Company) of our reports dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.

Our report dated February 26, 2016, on the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, contains an explanatory paragraph that states that the Company acquired SunGard on November 30, 2015. Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states SunGard was excluded from management's assessment of internal control over financial reporting and our audit of internal control over financial reporting also excludes an evaluation of SunGard's internal control over financial reporting.

/s/ KPMG LLP

February 26, 2016
Jacksonville, Florida
Certified Public Accountants